EXHIBIT 99.1

7103 S. Revere Parkway Centennial, CO 80112

NOTICE TO STOCKHOLDERS DATED JANUARY 16, 2009

January 16, 2009

Dear NTS Mortgage Income Fund Stockholder:

        We are writing to advise you of the Fund’s decision to cease filing periodic reports with the Securities and Exchange Commission (the “SEC”) under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Fund does not intend to file with the SEC any further quarterly reports on Form 10-Q or annual reports on Form 10-K. The Fund, however, will continue to disclose material events by filing current reports on Form 8-K with the SEC as often as warranted. We anticipate that the Fund will also continue to provide informational reports to its stockholders, such as this letter. These informational reports will be disclosed to the public through Form 8-K filings with the SEC. The Fund’s SEC filings are available free of charge on the Fund’s website www.ntsdevelopment.com.

        The Fund determined to cease filing periodic reports with the SEC after considering the benefits to its stockholders and the public of continuing such additional reports in comparison to the substantial burden and expense incurred in preparing these disclosures. Moreover, we believe the Fund’s current limited operations and financial condition support the cessation of these filings with the SEC.

        As we have previously reported, on December 10, 2008 the Fund’s Board of Directors adopted a Plan of Dissolution and Liquidation (the “Liquidation Plan”), which is available on the Fund’s website. The Liquidation Plan establishes the procedural framework for the Fund’s orderly liquidation process. In accordance with its organizational documents, the Fund filed its certificate of dissolution with the Secretary of State of the State of Delaware on December 31, 2008. The Fund will continue the process of liquidating its assets in accordance with Delaware law and, after payment of its outstanding obligations, will issue liquidating distributions to its stockholders.

        The Fund’s primary remaining asset is its interest in the Fawn Lake development located near Fredericksburg, Virginia. Prior to the issuance of final distributions to its stockholders, the Fund must liquidate its investment in the Fawn Lake development. As we have previously reported, the residential real estate market downturn, credit market turmoil and overall economic condition in the United States have adversely impacted the sales at Fawn Lake and the ability of the Fund to otherwise obtain optimum or reasonable value from the liquidation of this asset. Accordingly, the Fund’s independent real estate advisor’s analysis currently indicates that continuing the Fund’s development activities at Fawn Lake through the liquidation period is the most financially-beneficial plan for the Fund. That is, the advisor anticipates the Fawn Lake development likely will be worth more in the future than today, even with the carrying and development costs which will likely be incurred during the interim. Accordingly, we currently anticipate continuing development operations at Fawn Lake rather than attempting an immediate sale. We anticipate continuing to work with the advisor to monitor the status of Fawn Lake Development’s impact or alternatives to maximize stockholder value.

        The additional disclosure provided by annual reports on Form 10-K and quarterly reports on Form 10-Q was of limited value to stockholders and the public, given that the Fund (i) has filed a certificate of dissolution with the Secretary of State of the State of Delaware, (ii) has adopted a Plan of Dissolution and Liquidation, (iii) will file reports on Form 8-K to disclose any material events relating to its winding up and dissolution, including the amount of any liquidation distributions, payments and expenses, (iv) will file a final report on Form 8-K and a Form 15 at the time the liquidation is complete, (v) is current in its reporting obligations under the Exchange Act, (vi) will issue audited financial statements for the period ending December 31, 2008, (vii) will make a final liquidating distribution as soon as practicable after it liquidates its investment in its primary remaining asset, the Fawn Lake development located near Fredericksburg, Virginia, and (ix) has severely curtailed its operations. Moreover, the substantial burden and expense the Fund would experience in continuing to file periodic reports would have a significant impact on the Fund’s remaining assets and capital, thus reducing the amounts available for potential future liquidating distributions to stockholders.

        We anticipate providing further information on the Fund’s liquidation status along with audited financial statements for the year ended December 31, 2008 by March 31, 2009, which is consistent with the date our Form 10-K would have been due to be filed with the SEC. In the meantime, further information regarding the Fund, including its quarterly and annual reports, can be obtained free of charge on its website www.ntsdevelopment.com. If you have further questions, you may also contact the Fund’s Investor Services Department at 1-800-928-1492.

Very truly yours, NTS Mortgage Income Board of Directors

Some of the statements included in this letter should be considered “forward-looking statements” because the statements relate to matters which have not yet occurred. For example, phrases such as “we anticipate,” “believe,” or “expect” indicate that it is possible that the event anticipated, believed or expected may not occur. If these events do not occur, the result which we expected also may, or may not, occur in a different manner, which may be more or less favorable. We do not undertake any obligation to update these forward-looking statements. Any forward-looking statements included in this letter reflect our best judgment based on known factors, but involve risk and uncertainties. Actual results could differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including but not limited to those described in our filings with the Securities and Exchange Commission. Any forward-looking information provided by us pursuant to the safe harbor established by the Private Securities Act of 1995 should be evaluated in the context of the factors.

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